Exhibit 99.1

CALIFORNIA UNITED BANK ANNOUNCES SECOND QUARTER 2012 NET INCOME OF $525 THOUSAND AND RECORD TOTAL ASSETS OF $908 MILLION

August 3, 2012

Encino, CA – California United Bank (OTCBB-CUNB) today reported net income of $525 thousand, or $0.08 per fully diluted share, for the quarter ended June 30, 2012, which compares to net income of $312 thousand, or $0.05 per fully diluted share for the quarter ended June 30, 2011.

Second Quarter 2012 Highlights

•	Net income increased by 68 percent to $525 thousand compared to $312 thousand in the second quarter of 2011; diluted earnings per share were $0.08 compared to $0.05 in the second quarter of 2011

•	Pre-tax earnings increased by 85 percent to $1.03 million compared to $554 thousand in the second quarter of 2011

•	Pre-tax earnings before merger expenses increased by 111 percent to $1.22 million compared to $578 thousand in the second quarter of 2011

•	Total assets increased $41 million or 4.7 percent from March 31, 2012

•	Total loans increased $35 million or 7.7 percent from March 31, 2012

•	Total deposits grew $34 million or 4.4 percent from March 31, 2012

•	Non-interest bearing deposits increased to 56.3 percent of total deposits from 55.7 percent of total deposits at March 31, 2012; cost of deposits was 0.11% for the second quarter of 2012

•	Non-accrual loans declined to 1.18 percent of total loans from 1.32 percent at March 31, 2012

•

Continued status as well-capitalized, the highest regulatory category. At June 30, 2012, the ratio of total capital to risk-based assets was 13.20 percent; the ratio of Tier 1 capital to risk-based assets was 11.98 percent and the Tier 1 leverage ratio was 8.57 percent.

“We are pleased to report another quarter of earnings and balance sheet growth, highlighted by record levels of pre-tax income, total assets and total deposits in the second quarter,” said David Rainer, President and Chief Executive Officer of California United Bank. “Our balance sheet growth this quarter was primarily driven by an increase in our commercial and industrial loan portfolio. We also saw an improvement in our deposit mix driven by an increase in non-interest bearing deposits from our commercial customers. We have a solid pipeline of business development opportunities, which should enable us to continue growing our CUB customer base in the second half of the year.

“Our merger with Premier Commercial Bank provides another catalyst for enhancing the value of our franchise, and we are well underway with our integration plans. Given the synergies available from this merger, we believe we can drive a material increase in the earnings power of the Bank in the future, after expenses of the merger transaction,” said Rainer.

Second Quarter 2012 Summary Results

Net Income

Net income was $525 thousand for the second quarter of 2012, an increase of $19 thousand or 3.8 percent compared to $506 thousand for the first quarter of 2012. Income for the second quarter of 2012 had $190 thousand of merger-related expenses, compared to $148 thousand of merger-related expense for the first quarter of 2012. The majority of merger-related costs are not tax deductible.

Pre-tax earnings for the second quarter of 2012 were $1.03 million, a $473 thousand or 85.4 percent increase over the $554 thousand in pre-tax earnings for same quarter of the prior year. Second quarter 2012 pre-tax earnings increased over first quarter 2012 by $71 thousand or 7.4 percent.

Return on average assets for the second quarters of 2012 and 2011 was 0.24 percent and 0.16 percent, on an annualized basis, respectively.

Net Interest Income and Net Interest Margin

Net interest income before the provision for loan losses totaled $6.9 million for the second quarter of 2012, an increase of $42 thousand or 0.6 percent over the second quarter of 2011. Although average assets increased by approximately $95 million or 12.3 percent over the past twelve months, the positive impact on net interest income was largely offset by a decline in net interest margin.

Net interest income before the provision for loan losses declined $314 thousand or 4.3 percent from the first quarter of 2012. The decline from the prior quarter is primarily attributable to a decline in net interest margin.

The Bank’s net interest income was positively impacted in both the first and second quarters of 2012 by the recognition of the discount earned on early payoffs of loans acquired from California Oaks State Bank (“COSB”) in the 2010 merger, related to the accounting requirements for acquired loans which were accounted for at fair value at December 31, 2010. The Bank recorded $237 thousand and $214 thousand in discount earned on early COSB loan payoffs in the first and second quarters of 2012, respectively.

Net interest margin in the second quarter of 2012 was 3.37 percent, compared to 3.79 percent in the second quarter of 2011 and 3.62 percent in the first quarter of 2012. The decline in net interest margin from the first quarter of 2012 is primarily attributable to a decrease in the average yield on loans to 5.56 percent from 5.71 percent, as new loans are being booked at lower rates than the existing portfolio. The Bank’s cost of funds was 0.12 percent in the second quarter of 2012 compared to 0.13 percent for the first quarter of 2012.

The Bank’s net interest margin in the second quarter of 2012 was also negatively impacted by excess liquidity held in low-yielding assets in preparation for potential balance sheet restructuring initiatives following the closing of the merger with Premier Commercial Bancorp.

Non-interest Income

Non-interest income was $752 thousand in the second quarter of 2012, an increase of $173 thousand or 29.9 percent from $579 thousand in the same quarter of the prior year. The increase was primarily due to two factors: 1) a $97 thousand increase in deposit account service charge income resulting from growth in the number and balances of the Bank’s deposit accounts; and 2) a $105 thousand increase in other non-interest income, largely resulting from non-recurring loan-related fees.

Non-interest income in the second quarter of 2012 was $130 thousand or 20.9 percent more than the first quarter of 2012. The increase was primarily due to non-recurring loan-related fees.

Non-interest Expense

Non-interest expense for the second quarter of 2012 was $6.3 million, a decrease of $171 thousand or 2.7 percent from $6.4 million for the same period of the prior year. The decrease was primarily attributable to a $162 thousand decline in FDIC deposit assessment, a $133 thousand decline in stock compensation expense, and a $123 thousand decline in OREO valuation write-downs and expenses. These decreases were partially offset by a $166 thousand increase in merger-related expenses and a $116 thousand increase in data processing expense.

Non-interest expense for the second quarter of 2012 decreased by $635 thousand or 9.2 percent from the first quarter of 2012. This decrease was primarily related to a $269 thousand decrease in salaries and employee benefits expense and a $258 thousand decrease in OREO valuation write-downs and expenses. The decrease in salaries and employee benefits expense was primarily attributable to a lower accrual for incentive compensation.

Assets

Total assets at June 30, 2012 were $908 million, an increase of $111 million or 14.0 percent from June 30, 2011 and an increase of $41 million or 4.7 percent from March 31, 2012, reflecting the growth in deposits during these periods.

Loans

Total loans were $488 million at June 30, 2012, an increase of $35 million or 7.7 percent from $453 million at the end of the prior quarter. This also represents an increase of $55 million or 12.7 percent from June 30, 2011. The increase in total loans from the end of the prior quarter was primarily attributable to 18 percent growth in the commercial and industrial loan portfolio during the second quarter of 2012.

Deposits

Total deposits at June 30, 2012 were $794 million, an increase of $34 million or 4.4 percent from March 31, 2012. This also represents an increase of $104 million or 15.1 percent from June 30, 2011. The growth in total deposits from the end of the prior quarter primarily reflects the inflow of deposits from new commercial customers.

Non-interest bearing deposits at June 30, 2012 were $447 million, an increase of $23 million or 5.5 percent from March 31, 2012. Non-interest-bearing deposits represented 56 percent of total deposits at June 30, 2012, unchanged from the end of the prior quarter.

Asset Quality

Total non-performing assets declined to $8.9 million, or 0.98 percent of total assets, from $9.1 million, or 1.05 percent of total assets, at March 31, 2012.

Of the total non-performing assets at June 30, 2012, the other real estate owned category consisted of one commercially zoned vacant lot located in Los Angeles County which is being carried on the books at $3.1 million, the estimated fair value less costs of disposition. The Bank has entered into a long-term escrow for the sale of this property, which is expected to generate net sale proceeds that approximate the net carrying value of the property. The escrow period is expected to be approximately one year.

Total nonaccrual loans were $5.8 million, or 1.18 percent of total loans, at June 30, 2012, down from $6.0 million, or 1.32 percent of total loans, at March 31, 2012.

During the second quarter of 2012, the Bank recorded net charge-offs of $546 thousand, compared with net recoveries of $17 thousand during the first quarter of 2012. Approximately $443 thousand of the net charge-offs in the second quarter of 2012 were related to one acquired loan in the COSB legacy portfolio.

The Bank recorded a loan loss provision of $380 thousand for the second quarter of 2012. The provision was primarily attributable to the growth in the loan portfolio during the quarter.

The allowance for loan losses as a percentage of loans (excluding loans acquired from the COSB acquisition, which were accounted for at fair value at December 31, 2010) was 1.67 percent at June 30, 2012, compared with 1.77 percent at March 31, 2012. The decrease in the allowance for loan losses as a percentage of loans reflects improvement in the Bank’s loan quality.

Capital

California United Bank remained well capitalized at June 30, 2012 with Total Risk Based Capital and Tier 1 Risk Based Capital ratios of 13.20 percent and 11.98 percent, respectively. All of the Bank’s capital ratios are above minimum regulatory standards for “well capitalized” institutions.

June 30, 2012	Minimum Capital to Be Considered “Well-Capitalized”	CUB
Total Risk-Based Capital Ratio	10 percent	13.20 percent
Tier 1 Risk-Based Capital Ratio	6 percent	11.98 percent
Tier 1 Leverage Capital Ratio	5 percent	8.57 percent

At June 30, 2012, tangible common equity was $75.2 million with common shares issued and outstanding of 6,930,139 as of the same date, resulting in tangible equity book value per common share of $10.85. This compares to tangible common equity of $74.5 million with a tangible equity book value per common share of $10.74 at March 31, 2012.

Merger Closing

On August 1, 2012, California United Bank announced the completion of its acquisition of Premier Commercial Bank, N.A., a subsidiary of Premier Commercial Bancorp (OTCBB: PCBP), effective July 31, 2012. Concurrent with the acquisition of Premier Commercial Bank, California United Bank also announced the creation of CU Bancorp, a new bank holding company for California United Bank, and the merger of Premier Commercial Bancorp into CU Bancorp. The common stock of CU Bancorp trades under California United Bank’s former ticker symbol “CUNB” on the Over-the-Counter Bulletin Board.

As a result of the merger of California United Bank and Premier Commercial Bank, N.A., California United Bank has approximately $1.32 billion in assets and $1.15 billion in deposits based on June 30, 2012 reports filed with the FDIC.

About California United Bank

California United Bank, which recently celebrated the seventh anniversary of its opening, provides a full range of financial services, including credit and deposit products, cash management, and internet banking for businesses, non-profits, entrepreneurs, professionals and high net worth individuals throughout Southern California from eight full service offices in the San Fernando Valley, the Santa Clarita Valley, the Conejo Valley, Simi Valley, Los Angeles, South Bay, Anaheim and Irvine/Newport Beach. To view California United Bank’s and/or CU Bancorp’s most recent financial information, please visit the Investor Relations section of the Bank’s Web site. Information on products and services may be obtained by calling (818) 257-7700 or visiting the Bank’s Web site at www.cunb.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements about the California United Bank and CU Bancorp (collectively referred to as the “Company”), for which the Company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the Companys possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) difficult and adverse conditions in the global and domestic capital and credit markets and the state of California, (2) timing of system conversions, delays and difficulties in integrating or other consequences associated with mergers and acquisitions, (3) significant costs or changes in business practices required by new banking laws or regulations, (4) continued weakness in general business and economic conditions, which may affect, among other things, the level of growth, income, non-performing assets, charge-offs and provision expense, (5) changes in market rates and prices which may adversely impact the value of financial products, (6) changes in the interest rate environment and market liquidity which may reduce interest margins and impact funding sources, (7) increased competition in the Company’s markets, (8) changes in the financial performance and/or condition of the Company’s borrowers, (9) increases in Federal Deposit Insurance Corporation premiums due to market developments and regulatory changes, (10) earthquake, fire, pandemic or other natural disasters, (11) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies, (12) international instability, downgrading or defaults on sovereign debt, including that of the United States of America or increased oil prices, (13) additional downgrades of securities issued by U.S. government sponsored or supported entities such as Fannie Mae and Freddie Mac, (14) the impact of the Dodd-Frank Act, and (15) the success of the Company at managing the risks involved in the foregoing.

Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance, including the factors that influence earnings.

For a more complete discussion of these risks and uncertainties, see California United Bank’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, and its Annual Report on Form 10-K for the year ended December 31, 2011, particularly Part I, Item 1A, titled “Risk Factors.”

Investor Relations Contacts:

California United Bank

David Rainer, Chairman, President and CEO, 818-257-7776

Karen Schoenbaum, Chief Financial Officer, 818-257-7700

CALIFORNIA UNITED BANK

BALANCE SHEETS

(Dollars in thousands)

	June 30, 2012	March 31, 2012	December 31, 2011	June 30, 2011
	Unaudited	Unaudited	Audited	Unaudited
ASSETS
Cash and due from banks	$13,634	$13,592	$13,515	$19,931
Interest earning deposits in other financial institutions	252,627	233,736	120,715	161,511

Total Cash and Cash Equivalents	266,261	247,328	134,230	181,442
Certificates of deposit in other financial institutions	23,428	33,279	35,144	27,942
Investment securities available-for-sale, at fair value	102,800	107,199	114,091	122,705
Loans held for sale	—	—	—	2,717
Loans	488,243	453,248	489,260	433,240
Allowance for loan loss	(7,329)	(7,512)	(7,495)	(6,299)

Net loans	480,914	445,736	481,765	426,941
Premises and equipment, net	3,579	3,504	3,350	3,776
Deferred tax assets	6,188	6,464	6,234	6,372
Other real estate owned, net	3,112	3,112	3,344	3,344
Goodwill	6,155	6,155	6,155	6,155
Intangible assets	892	927	961	1,029
Accrued interest receivable and other assets	14,798	13,850	14,930	14,287

Total Assets	$908,127	$867,554	$800,204	$796,710

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Non-interest bearing demand deposits	$447,159	$423,928	$381,492	$341,520
Interest bearing transaction accounts	88,733	73,438	64,057	59,548
Money market and savings deposits	209,992	210,507	194,369	232,078
Certificates of deposit	48,471	52,980	50,838	57,231

Total deposits	794,355	760,853	690,756	690,377
Securities sold under agreements to repurchase	29,392	23,262	26,187	25,386
Accrued interest payable and other liabilities	2,130	1,851	2,417	1,800

Total Liabilities	825,877	785,966	719,360	717,563

SHAREHOLDERS’ EQUITY
Common stock	77,225	77,225	77,225	77,225
Additional paid-in capital	6,426	6,305	6,164	5,453
Accumulated deficit	(2,404)	(2,929)	(3,435)	(4,342)
Accumulated other comprehensive income	1,003	987	890	811

Total Shareholders’ Equity	82,250	81,588	80,844	79,147

Total Liabilities and Shareholders’ Equity	$908,127	$867,554	$800,204	$796,710

CALIFORNIA UNITED BANK

STATEMENTS OF INCOME

(Dollars in thousands, except per share data)

	For the three months ended
	June 30, 2012	March 31, 2012	June 30, 2011
	Unaudited	Unaudited	Unaudited
Interest Income
Interest and fees on loans	$6,357	$6,690	$6,243
Interest on investment securities	603	604	819
Interest on interest bearing deposits in other financial institutions	201	184	159

Total Interest Income	7,161	7,478	7,221

Interest Expense
Interest on interest bearing transaction accounts	38	40	40
Interest on money market and savings deposits	132	135	208
Interest on certificates of deposit	40	44	66
Interest on securities sold under agreements to repurchase	26	20	24

Total Interest Expense	236	239	338

Net Interest Income	6,925	7,239	6,883
Provision for loan losses	380	—	467

Net Interest Income After Provision For Loan Losses	6,545	7,239	6,416

Non-Interest Income
Gain on sale of securities, net	—	—	69
Total other-than-temporary impairment losses, net	(30)	(30)	(70)
Deposit account service charge income	480	463	383
Other non-interest income	302	189	197

Total Non-Interest Income	752	622	579

Non-Interest Expense
Salaries and employee benefits	3,404	3,673	3,412
Stock compensation expense	221	265	354
Occupancy	799	752	775
Data processing	413	459	297
Legal and professional	145	240	189
FDIC deposit assessment	157	141	319
Merger related expenses	190	148	24
OREO valuation write-downs and expenses	20	278	143
Office services expenses	248	227	228
Other operating expenses	673	722	700

Total Non-Interest Expense	6,270	6,905	6,441

Net Income Before Provision for Income Tax	1,027	956	554
Provision for income tax expense	502	450	242

Net Income	$525	$506	$312

Earnings Per Share
Basic earnings per share	$0.08	$0.08	$0.05
Diluted earnings per share	$0.08	$0.07	$0.05
Average shares outstanding	6,732,000	6,713,000	6,664,000
Diluted average shares outstanding	6,893,000	6,834,000	6,854,000

CALIFORNIA UNITED BANK

STATEMENTS OF INCOME

(Dollars in thousands, except per share data)

	For the Six Months Ended June 30,
	2012	2011
	Unaudited	Unaudited
Interest Income
Interest and fees on loans	$13,047	$12,344
Interest on investment securities	1,207	1,558
Interest on interest bearing deposits in other financial institutions	385	317

Total Interest Income	14,639	14,219

Interest Expense
Interest on interest bearing transaction accounts	78	82
Interest on money market and savings deposits	267	466
Interest on certificates of deposit	84	152
Interest on securities sold under agreements to repurchase	46	45
Interest on Federal Home Loan Bank borrowings – long term	—	5

Total Interest Expense	475	750

Net Interest Income	14,164	13,469
Provision for loan losses	380	661

Net Interest Income After Provision For Loan Losses	13,784	12,808

Non-Interest Income
Gain on sale of securities, net	—	213
Total other-than-temporary impairment losses, net	(60)	(115)
Deposit account service charge income	943	743
Other non-interest income	491	376

Total Non-Interest Income	1,374	1,217

Non-Interest Expense
Salaries and employee benefits	7,077	6,970
Stock compensation expense	486	760
Occupancy	1,551	1,550
Data processing	872	587
Legal and professional	385	438
FDIC deposit assessment	298	451
Merger related expenses	338	214
OREO valuation write-downs and expenses	298	143
Office services expenses	475	478
Other operating expenses	1,395	1,362

Total Non-Interest Expense	13,175	12,953

Net Income Before Provision for Income Tax	1,983	1,072
Provision for income tax expense	952	512

Net Income	$1,031	$560

Earnings Per Share
Basic earnings per share	$0.15	$0.09
Diluted earnings per share	$0.15	$0.09
Average shares outstanding	6,722,000	6,225,000
Diluted average shares outstanding	6,863,000	6,427,000

CALIFORNIA UNITED BANK

QUARTERLY AVERAGE BALANCE SHEETS

(Dollars in thousands)

	June 30, 2012	March 31, 2012	December 31, 2011	June 30, 2011
	Unaudited	Unaudited	Unaudited	Unaudited
Interest-Earning Assets:
Deposits in other financial institutions	$262,055	$225,186	$193,014	$173,568
Investment securities	103,638	109,687	105,232	115,859
Loans	459,699	469,766	467,007	438,201

Total interest-earning assets	825,392	804,639	765,253	727,628
Non-interest-earning assets	44,017	45,277	47,028	46,518

Total Assets	$869,409	$849,916	$812,281	$774,146

Interest-Bearing Liabilities:
Interest bearing transaction accounts	$73,978	$71,867	$59,318	$57,384
Money market and savings deposits	206,870	208,020	209,913	228,047
Certificates of deposit	48,940	49,867	52,527	62,719

Total Interest Bearing Deposits	329,788	329,754	321,758	348,150
Securities sold under agreements to repurchase	28,832	23,344	29,502	24,326

Total interest bearing liabilities	358,620	353,098	351,260	372,476
Non-interest bearing demand deposits	426,989	412,199	378,259	321,368

Total funding sources	785,609	765,297	729,519	693,844
Non-interest-bearing liabilities	1,676	3,201	2,109	1,810
Shareholders’ Equity	82,124	81,418	80,653	78,492

Total Liabilities and Shareholders’ Equity	$869,409	$849,916	$812,281	$774,146

CALIFORNIA UNITED BANK

SUPPLEMENTAL DATA

(Dollars in thousands)

	June 30, 2012	March 31, 2012	December 31, 2011	June 30, 2011
	Unaudited	Unaudited	Unaudited	Unaudited
Capital Ratios Table:
Tier 1 leverage ratio	8.57%	8.65%	8.97%	9.23%
Tier 1 risk-based capital ratio	11.98%	12.39%	11.87%	12.32%
Total risk-based capital ratio	13.20%	13.64%	13.12%	13.46%

Asset Quality Table:
Loans originated by the Bank on non-accrual (excludes loans on non-accrual acquired from COSB)	$3,411	$3,115	$3,086	$2,067
Loans acquired from the COSB acquisition that are on non-accrual (includes non-accrual loans held for sale)	2,342	2,867	3,064	3,516

Total loans on non-accrual (including non-accrual loans held for sale)	5,753	5,982	6,150	5,583
Other Real Estate Owned	3,112	3,112	3,344	3,344

Total non-accrual loans (including non-accrual loans held for sale), and Other Real Estate Owned	$8,865	$9,094	$9,494	$8,927

Net charge-offs/(recoveries) year to date	$546	$(17)	$(193)	$222
Loans on non-accrual as a % of total loans, including loans held for sale	1.18%	1.32%	1.26%	1.28%
Total non-accrual loans (including loans held for sale) and Other Real Estate Owned as a % of total assets	0.98%	1.05%	1.19%	1.12%
Allowance for loan losses as a % of total loans, excluding loans held for sale	1.50%	1.66%	1.53%	1.45%
Allowance for loan losses as a % of total loans (excluding loans acquired from the COSB acquisition and related allowance)	1.67%	1.77%	1.75%	1.75%
Net year to date charge-offs/ (recoveries) as a % of average year to date loans	0.12%	—%	(0.04)%	0.05%
Allowance for loan losses as a % of non-accrual loans (excluding non-accrual loans acquired from the COSB acquisition and related allowance)	214.9%	241.2%	242.9%	304.7%
Allowance for loan losses as a % of total non-accrual loans (including non-accrual loans held for sale)	127.4%	125.6%	121.9%	112.8%

CALIFORNIA UNITED BANK

TCE CALCULATION AND RECONCILIATION TO TOTAL SHAREHOLDERS’ EQUITY

(Dollars in thousands except per share data)

The Bank utilizes the term Tangible Common Equity (TCE), a non-GAAP financial measure. California United Bank’s management believes TCE is useful because it is a measure utilized by both regulators and market analysts in evaluating a bank’s financial condition and capital strength. TCE represents common shareholders’ equity less goodwill and certain intangible assets. Other companies may calculate TCE in a manner different from California United Bank. A reconciliation of California United Bank’s total shareholders’ equity to TCE is provided in the table below for the periods indicated:

	June 30, 2012	March 31, 2012	December 31, 2011	June 30, 2011
	Unaudited	Unaudited	Audited	Unaudited
Tangible Common Equity Calculation
Total shareholders’ equity	$82,250	$81,588	$80,844	$79,147
Less: Goodwill & intangible assets	7,047	7,082	7,116	7,184

Tangible shareholders’ equity	$75,203	$74,506	$73,728	$71,963

Common shares issued and outstanding	6,930,000	6,939,000	6,950,000	6,949,000
Tangible book value per common share	$10.85	$10.74	$10.61	$10.36